SUBSCRIPTION AGREEMENT

The undersigned subscriber ("Subscriber") has received and carefully read the Common Stock offering (the “Common Stock”) of GEANT CORP., which sets forth the terms and conditions of the offering (“Offering”) of up to $2,000,000 of shares of Common Stock at a price of $0.04 per share.  The Company may reduce or increase the size of the offering in its own discretion. This means that the Company may allocate to you a smaller number of Shares than you subscribed to purchase.

You irrevocably submit this Agreement for the purchase of___________ Shares at $0.04 per Share. With this Agreement, you also submit payment in the amount of $_________ ($0.04 per Share) for the Shares subscribed.

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated _____________________, 201__ filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but has relied solely on its own advisors.

The undersigned further acknowledges that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

If you are interested in purchasing shares ("Shares") of the common stock (the "Common Stock") of GEANT CORP. (the "Company"), you must complete this Subscription Agreement (the "Agreement");

Individual(s) Registration:

_________________________________________

Investor (name surname)

_________________________________________

Street (residence address)

_________________________________________

City                    Zip                      Country

_________________________________

Signature

_________________________________

Date

ACCEPTED BY GEANT CORP..

                          (Company’s Name)

By: /s/Suneetha Sudusinghe                           .                                Date:______________________________

                     (Signature))

Title: President

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